Exhibit 12.1






                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)

                                                                           Twelve Months Ended
                                        ---------------------------------------------------------------------------
                                         March 31,                             December 31,
                                        ------------    -----------------------------------------------------------

                                            1997           1996        1995        1994        1993        1992
                                            ----           ----        ----        ----        ----        ----
Earnings:
     Net Income......................     $226,510       $243,471    $239,570    $243,486    $250,386     $246,805
     Income taxes (1)................      125,204        132,961     141,267     177,244     188,907      181,355
     Fixed Charges...................      200,340        203,855     214,768     213,581     220,590      246,246
                                         ---------      ---------   ---------   ---------   ---------    ---------
       Total.........................     $552,054       $580,287    $595,605    $634,311    $659,883     $674,406
                                          ========       ========    ========    ========    ========     ========

Fixed Charges:
     Interest expense................     $154,974       $158,287    $168,175    $166,045    $171,272     $190,746
     Amortization of debt discount,
       premium and expense...........        8,061          8,176       8,622       8,854       9,203        8,000
     Estimated interest portion of
       annual rents (2)..............       37,305         37,392      37,971      38,682      40,115       47,500
                                        ----------     ----------  ----------  ----------  ----------   ----------
       Total.........................     $200,340       $203,855    $214,768    $213,581    $220,590     $246,246
                                          ========       ========    ========    ========    ========     ========

Ratio of Earnings to Fixed Charges
     (rounded down)..................         2.75           2.84        2.77        2.96        2.99        2.73
                                        ===========    =========== =========== =========== =========== ===========

(1)  Income Taxes:
     Charged to operations...........     $169,446       $178,513    $178,865    $168,202    $168,056     $164,620
     Charged (credited) to other
       accounts......................      (44,242)       (45,552)    (37,598)      9,042      20,851       16,735
                                         ---------      ---------   ---------  ----------- ----------   ----------
       Total.........................     $125,204       $132,961    $141,267    $177,244    $188,907     $181,355
                                          ========       ========    ========    ========    ========     ========

(2)  Estimated interest portion of
     Unit 2 lease payments included
     in estimated interest portion of
     annual rentals..................    $  34,991      $  35,083   $  35,422   $  35,710   $  37,407    $  43,581
                                         =========      =========   =========   =========   =========    =========
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